Exhibit 99.2

April 22, 2010

Dear Tamalpais Bancorp Shareholders and Friends:

We are sorry to inform you that Tamalpais Bank has lost its fight for survival. We are intensely aware the Bank’s failure adversely affects shareholders of Tamalpais Bancorp and are deeply sorry and saddened by this.

Your board and management made every effort to generate additional capital and work through our country’s economic crisis. But to no avail. The FDIC officially took control as receiver of the Bank on April 16, 2010 and Union Bank, N.A. of San Francisco acquired substantially all of the assets and deposits of the Bank. The disposition of Bancorp’s liabilities, is undetermined at this time and the Board of Directors is considering all available alternatives.

We can advise you of the following pertinent facts:

●	Bank Deposits up to certain limitations are protected by the FDIC.
●	The FDIC issued a press release, dated April 16, 2010, announcing that it had entered into a purchase and assumption agreement with Union Bank, N.A. of San Francisco, California.
●
Unfortunately, all value in the shares of the parent company, Tamalpais Bancorp, has likely been lost. Although the disposition of Bancorp’s liabilities is undetermined, the primary asset, Tamalpais Bank is now Union Bank. We recommend you consult your tax advisor to determine how this loss may impact you.

At the heart of our difficulties were the estimated and actual losses associated with the Bank’s loan portfolio, the majority of which was in commercial real estate. We were caught in the ongoing, global economic crisis that has affected the entire country and struck particularly hard at the banking and real estate industries. Economic disruption has seriously affected the credit and capital markets making it virtually impossible for small community banks to raise capital or for borrowers to obtain needed financing.

While this is of small consolation, we want to assure you that we looked at all the available alternatives. We worked with investment bankers, legal advisors and consultants in our search for the necessary capital. We sought investors, potential buyers and merger partners, and were still actively negotiating with potential investors as the bank went into receivership. Cooperating with the FDIC and with the support of the community and the Bank’s depositors we were able to continue to serve our customers and community but ultimately our actions bought us time but did not resolve our financial situation.

We were committed to a local business banking strategy over the last two years, however, our long history of commercial real estate lending made us more vulnerable as the real estate market continued to bear the brunt of the recession.

We take great pride the Bank’s community outreach programs and the leadership roles that the board, management and staff have taken over the last 19 years.

Should you have questions please call (415) 787-2262. For questions regarding stock transfer matters, please call Computershare, the Company’s transfer agent at (800) 962-4284.

Sincerely,

/s/ Carolyn Horan	/s/ Mark Garwood
Carolyn Horan, Ed.D.	Mark Garwood
Chairman of the Board	Chief Executive Officer, President and Director